Exhibit 99.2

Petrohawk Energy Corporation Announces

Year-End 2010 Proved Reserves of 3.4 Tcfe

647% of Production Replaced;

Pro Forma Year-Over-Year Reserve Growth of 50%

with Organic Finding and Development Costs of $1.35/ Mcfe

HOUSTON, February 1, 2011 — Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE: HK) today announced estimated proved oil and gas reserves at December 31, 2010 of approximately 3.4 trillion cubic feet of natural gas equivalent (Tcfe). Of total estimated proved reserves, 2.35 Tcfe were in the Haynesville Shale, 736 Bcfe were in the Eagle Ford Shale, 12 Bcfe in the Lower Bossier Shale, and 294 Bcfe were in other areas.

Pro forma for the sale of approximately 500 Bcfe of proved reserves during 2010 (as outlined in Table 3), the Company replaced 647% of production and reported a net increase in proved reserves of 1.13 Tcfe over year-end 2009, a growth rate of 50% year over year. Petrohawk’s estimated proved reserves at December 31, 2010 were prepared by the independent reserve engineering firm Netherland,  Sewell and Associates, Inc. in accordance with Securities and Exchange Comission (“SEC”) guidelines, which include a requirement that proved undeveloped reserves be part of a  five-year development plan.  The Company estimates that without the application of the five-year rule, estimated proved reserves would have been 4.46 Tcfe.

Through active drilling programs in the Haynesville Shale and Eagle Ford Shale during 2010, the Company increased its proved developed reserves by approximately 92% on a pro forma basis, to a total of 1.2 Tcfe. Proved reserves are 35% proved developed. In 2010, organic finding and development costs, excluding land and seismic costs, were $1.35 per Mcfe, with $1.8 billion in capital expenditures, on a pro forma basis. Finding and development costs are categorized in Table 1 below:

Table 1: Finding and Development Costs ($/Mcfe)

Organic(2)	$1.41
All Sources(3)	1.88
Pro Forma Organic(1),(2)	1.35
Pro Form All Sources(1),(3)	1.83

(1) Pro forma for divestitures outlined in Table 3.

(2) Includes costs related to drilling and completions.

(3) Includes costs related to drilling, completions, land acquisition and seismic activities.

Note: Calculations do not include the future development costs required for the development of proved undeveloped reserves.

Of Petrohawk’s 3.4 Tcfe of proved reserves (92% natural gas), approximately 1.4 Tcfe were added through the drillbit in 2010 (net of revisions)  comprised of 973 Bcfe in the Haynesville Shale, 14 Bcfe in the Bossier Shale and 467 Bcfe in the Eagle Ford Shale. Proved undeveloped reserves in Elm Grove Field were reduced by 112 Bcfe due to the five year rule.   Additions net of revisions on other areas totaled 40 Bcfe.

Table 2: December 31, 2010 Reserve Reconciliation (Bcfe)

	Actual	Pro forma Sales
Beginning Balance - December 31, 2009	2,750	2,264

Production	(246)	(205)
Purchases	6	6
Sales	(500)	0
Additions net of revisions	1,382	1,327
Ending Balance - December 31, 2010	3,392	3,392

The current SEC rules require that the reserve calculations be based on the average prices throughout the calendar year for the first day of each calendar month.  Proved reserves were calculated using SEC prices of $4.38 per Mmbtu for natural gas and $79.43 per barrel for oil adjusted for energy content, quality and basis differentials. Under SEC rules, the pre-tax discounted (10%) present value (PV10) of the year-end 2010 reserves was $3.5 billion. Calculated using 10-year NYMEX strip pricing at December 31, 2010, the Company’s PV10 was

$5.7 billion.  The Company’s new reserves-to-production ratio (R/P, defined as proved reserves of 3.4 Tcfe divided by 2010 pro forma production of 205 Bcfe is 16.5 years.

Table 3: 2010 Divestitures

Transaction	Closing Date	Price ($MM)	Proved Reserves (Bcfe)(1)	Production (Mmcfe/d)(1)
Terryville Field	5/12/10	320	108	20
WEHLU	4/30/10	155	22	12
Fayetteville Shale	12/22/10	575	319	98
Conventional Mid - Continent Properties	9/29/10	123	44	16
Other	various	38	7	4
Haynesville Midstream	5/21/10	921	n/a	n/a
Total		$2,132	500

(1) All daily rates ceased to be accounted for in Petrohawk’s production as of the individual transaction’s closing date. Proved reserves as of transaction closing date.

Conference Call

Petrohawk has scheduled a conference call for Tuesday, February 1, 2011 at 10:30 a.m. EDT (9:30 a.m. CDT) to discuss fourth quarter and full year 2010 operational results. To access, dial 888-230-5502 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 2576533. International callers may also participate by dialing 913-312-1482. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 8, 2011. To access the replay, please dial 888-203-1112 and reference conference ID 2576533. International callers may listen to a playback by dialing 719-457-0820.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and natural gas with properties concentrated in North Louisiana, in the Haynesville Shale, and South Texas, in the Eagle Ford Shale.

For more information contact Joan Dunlap, Vice President - Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

The information in this release is unaudited. Audited and final results will be included in our Annual Report on Form 10-K for the year ended December 31, 2010 currently planned to be filed with the Securities and Exchange Commission by the end of February 2011.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on Petrohawk’s current expectations, beliefs, plans, objectives, assumptions and strategies. Forward-looking often, but not always, can be identified by words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or where we state that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions, including that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, risks associated with the  timing of and potential proceeds from divestitures, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports  on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

The SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. Petrohawk has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Petrohawk uses the term “resource potential,” to describe volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. The SEC’s rules prohibit us from including in filings with the SEC estimates of reserves described as resource potential. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Resource potential refers to Petrohawk’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide resource potential has been risked using a risk factor selected by the Company’s management.  Actual quantities that may be ultimately recovered from the Company’s interests will differ substantially.  Factors affecting ultimate recovery include the scope of our ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates.  Estimates of resource potential may change significantly as development of the Company’s resource plays provides additional data.  In addition, our production forecasts and expectations for future periods are dependant upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.